Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of DvineWave, Inc. on Form S-1 of our report dated December 16, 2013, with respect to our audit of the financial statements of DvineWave, Inc. as of December 31, 2012 and for the period October 30, 2012 (Inception) through December 31, 2012, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp

Marcum llp
Melville, NY
December 16, 2013